Exhibit 21

Subsidiaries of Computer Graphics International Inc.

China Digital Image Organization Co., Limited – Hong Kong
Shenzhen Digital Image Technologies Co., Ltd. – PRC
Shenzhen Digital Image 3D Design and Development Co., Ltd. – PRC
Guangzhou Digital Image Technologies Co., Ltd.  – PRC